Exhibit 3

Amended and Restated Articles of Incorporation

0262105.09	sbates
Trey Grayson	PARI
Secretary of State
Received and Filed
05/25/2004 1:00:14 PM
Fee Receipt: $80.00

ARTICLES OF AMENDMENT AND RESTATEMENT
TO THE
ARTICLES OF INCORPORATION
OF
FIRST FEDERAL FINANCIAL CORPORATION OF KENTUCKY

1.                                       The current name of the corporation is First Federal Financial Corporation of Kentucky (the “Corporation”).

2.                                       Pursuant to KRS 271B.10-020, 271B.10-030 and 271B.10-070, these Articles of Amendment and Restatement amend the Corporation’s Articles of Incorporation as follows:

(a)                                  Article I has been amended to change the Corporation’s name.

(b)                                 Articles II, III and VI have been deleted.

(c)                                  Articles IV and V have been renumbered as Articles II and XVII, respectively, with no other changes.

(d)                                 Articles VII through XX have been renumbered as Articles III through XVI, with no other changes except those necessary in the cross references to reflect the renumbering of the Articles.

3.                                       The text of the Articles of Incorporation, as amended and restated, is as follows:

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FIRST FINANCIAL SERVICE CORPORATION

ARTICLE I

Name

The name of the corporation is First Financial Service Corporation (herein the “Corporation”).

ARTICLE II

Powers

The purpose for which the Corporation is organized is to act as a savings and loan holding company and to transact all other lawful business for which corporations may be incorporated pursuant to the laws of the Commonwealth of Kentucky.  The Corporation shall have all the powers of a corporation organized under the laws of the Commonwealth of Kentucky.

ARTICLE III

Capital Stock

The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 15,000,000, of which 10,000,000 are to be shares of common stock $1,00 par value per share, and of which 5,000,000 are to be shares of serial preferred stock, $1,000 par value per share.  The shares may be issued by the Corporation from time to time as approved by the board of directors of the Corporation without the approval of the shareholders except as otherwise provided in this Article III or the rules of a national securities exchange, if applicable.  The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share.  The consideration for the issuance of the shares shall be cash, services rendered, personal property (tangible or intangible), real property, leases of real property or any combination of the foregoing.  Prior to the issuance of shares by the Corporation, the board of directors shall determine that the consideration received or to be received for shares is adequate.  In the absence of actual fraud in the transaction, the judgment of the board of directors as to the value of such consideration shall be conclusive.  Upon payment of  such consideration such shares shall be deemed to be fully paid and non-assessable.  In the case of a stock dividend, the part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

A description of the different classes and series (if any) of the Corporation’s capital stock, and a statement of the relative powers, designations, preferences and rights of the shares of each class and series (if any) of capital stock, and the qualifications, limitations or restrictions thereof, are as follows:

A.                                   Common Stock.  Except as provided in these Articles, the holders of the common stock shall exclusively posses all voting power.  Each holder of shares of common stock shall be entitled to one vote for each share held by such holder.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock, and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when as declared by the board of directors of the Corporation.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the common stock in any such event, the full preferential amounts to which they are respectively entitled, the holders of the common stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

Each share of common stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects to, all the other shares of common stock of the Corporation.

B.                                     Serial Preferred Stock.   Except as provided in these Articles, the board of directors of the Corporation is authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of serial preferred stock in series and to fix and state the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, including, but not limited to determination of any of the following:

1.                                       the distinctive serial designation and the number of shares constituting such series;

2.                                       the dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

3.                                       the voting powers, full or limited, if any, of the shares of such series;

4.                                       whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions upon which such shares may be redeemed;

5.                                       the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

6.                                       whether the shares of such series shall be entitled to the benefits of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds;

7.                                       whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and nay other terms and conditions of such conversion or exchange;

8.                                       the subscription or purchase price and form of consideration for which the shares of such series shall be issued; and

9.                                       whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

Each share of each series of serial preferred stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the Corporation of the same series.

C.                                     Junior Participating Deferred Stock.

1.                                       Designation.  The designation of the series of the Preferred Stock created by the Board of Directors shall be “2003A Junior Participating Preferred Stock” (hereinafter called this “Series”) and the number of shares constituting this Series is one-hundred thousand (100,000).

2.                                       Dividends.

(A)                              Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of this Series with respect to dividends, the holders of shares of this Series shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on March 31, June 30, September 30 and December 31 of each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of this Series, in an amount per share (rounded to the nearest cent) equal to the greater of (A) $1.00 or (B) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock of the Corporation since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of this Series.  If the Corporation shall at any time on or after April 15, 2003 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of this Series were entitled immediately before such event under clause (B) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event (the “Adjustment Ratio”).

(B)                                The Corporation shall declare a dividend or distribution on this Series as provided in clause (A) of the preceding paragraph (1) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on this Series shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)                                Dividends shall begin to accrue and be cumulative on outstanding shares of this Series from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of this Series unless the date of issue of such shares is before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of this Series entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of this Series in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of this Series entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days before the date fixed for the payment thereof.

(D)                               No full dividends shall be declared or paid or set apart for payment on the Preferred Stock of any series ranking, as to dividends, on a parity with or junior to this Series for any period unless full cumulative dividends have been or contemporaneously are declared and a sum sufficient for the payment thereof set apart for such payment on this Series for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends.  When dividends are not paid in full, as aforesaid, upon the shares of this Series and any other Preferred Stock ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other Preferred Stock ranking on a parity as to dividends with this Series shall be declared pro rata so that the amount of dividends declared per share on this Series and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of this Series and such other Preferred Stock bear to each other.  Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on this Series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on this Series that may be in arrears.

(E)                                 So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation and other than as provided in subsection C.2.(D) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to or on a parity with this Series as to dividends or upon liquidation, nor shall any Common Stock or any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on all outstanding shares of this Series shall have been paid for all past dividend payment periods.

3.                                       Conversion or Exchange.  The holders of shares of this Series shall not have any rights to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation.

4.                                       Voting Rights.  The holders of shares of a Series 2003A Junior Participating Preferred Stock shall have the following voting rights:

(A)                              Each share of Series 2003A Junior Participating Preferred Stock shall entitle the holder thereof to a number of votes equal to 100 multiplied by the Adjustment Ratio on all matters submitted to a vote of the stockholders of the Corporation.

(B)                                Except as required by law or the Corporation’s Articles of Incorporation, holders of Series 2003A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are titled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

5.  Liquidation Rights.

(A)                              Upon the dissolution, liquidation (voluntary or otherwise), or winding up of the Corporation, the holders of the shares of this Series shall be entitled to receive out of the assets of the Corporation, before any payment of distribution shall be made on the Common Stock, or on any other class of stock ranking junior to the Preferred Stock upon liquidation, the amount of $9,000.00 per share, plus a sum equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to the date of final distribution (the “Liquidation Preference”).  Following the payment of the full amount of the Liquidation Preference, no additional distributions shall be made to the holders of shares of this Series unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subsection C.5.(B) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”).  Following the payment of the full amount of the Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Junior Participating Preferred Stock and Common Stock, respectively, holders of this Series and holders of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B)                                If the Corporation shall at any time on or after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately before such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

(C)                                The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation shall be deemed a voluntary dissolution, liquidation or winding up of the Corporation for the purposes of this subsection C.5., but the merger or consolidation of the Corporation into or with another corporation or the merger or consolidation of any other corporation into or with the Corporation, shall not be deemed to be a dissolution, liquidation or winding up, voluntarily or involuntarily, for the purposes of this subsection C.5.

(D)                               After the payment to the holders of the shares of this Series of the full preferential amounts provided for in this subsection C.5., the holders of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

(E)                                 If the assets of the Corporation available for distribution to the holders of shares of this Series upon any dissolution, liquidation or  winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to subsection C.5. (A), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.  If, however, there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

6.                                       Priority.  For purposes of this resolution, any stock of any class or classes of the Corporation shall be deemed to rank:

(A)                              prior to the shares of this Series, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of this Series;

(B)                                on a parity with shares of this Series, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of this Series, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of this Series; and

(C)                                junior to shares of this Series, either as to dividends or upon liquidation, if the holders of shares of this Series shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

ARTICLE IV

Preemptive Rights

No holder of any of the shares of any class or series of stock or of options, warrants, or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of any class or series or carrying any right to purchase stock of any class or series; but any such unissued stock, bonds, certificates or indebtedness, debentures or other securities convertible into or exchangeable for stock or carrying any right to purchase stock may be issued pursuant to resolution of the board of directors of the Corporation to such persons, firms, corporations, or associations, whether or not holders thereof, and upon such terms as may be deemed advisable by the board of directors in the exercise of its sole discretion.

ARTICLE V

Repurchase of Shares

The Corporation may from time to time, pursuant to authorization by the board of directors of the Corporation and without action by the shareholders, purchase or otherwise acquire shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Corporation in such manner upon such terms, and in such amounts as the board of directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question or as are imposed by law or regulation.

ARTICLE VI

Meetings of Shareholders; Cumulative Voting

A.                                   Notwithstanding any other provision of these Articles or the bylaws of the Corporation, no action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and the power of shareholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

B.                                     Special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time by the board of directors of the Corporation, by a committee of the board of directors which has been duly designated by the board of directors and whose powers and authorities, as provided in a resolution of the board of directors or in the bylaws of the Corporation, include the power and authority to call such meetings, or upon the written demand of the holders of at least 80% of all the votes entitled to be case on any issue proposed to be considered at such special meeting.  Such written demand must be signed, dated and delivered to the Corporation’s Secretary and must describe the purpose or purposes for which the meeting is to be held.

C.                                     At each election for directors, each shareholder entitled to vote at such election shall have the right to case, in person or by proxy, as many votes in the aggregate as he shall be entitled to vote under these Articles, multiplied by the number of directors to be elected at such election; and each shareholder may cast the whole number of votes for one candidate or distribute such votes among two or more candidates.

D.                                    Meetings of shareholders may be held within or without the Commonwealth of Kentucky, as the bylaws may provide.

ARTICLE VII

Notice for Nominations and Proposals

A.                                   Nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of shareholders may be made by the board of directors of the Corporation or by any shareholder of the Corporation entitled to vote generally in the election of directors.  In order for a shareholder of the Corporation to make any such nominations and/or proposals, he or she shall give notice thereof in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than 30 days nor more than 60 days prior to any such meeting; provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation no later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders.

B.                                     Each such notice given by a shareholder with respect to nominations for the election of directors shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (III) the number of shares of stock of the Corporation which are beneficially owned by each such nominee, (iv) such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (v) as to the shareholder giving such notice, (vi) his name and address as they appear on the Corporation’s books, and (vii) the class and number of shares of the Corporation which are beneficially owned by such shareholder.  In addition, the shareholder making such nomination shall promptly provide any other information reasonably requested by the Corporation.

C.                                     Each such notice given by a shareholder to the Secretary with respect to business proposals to bring before a meeting shall set forth in writing as to each matter:  (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business; (iii) the class and number of shares of the Corporation which are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in such business.  Notwithstanding anything in these Articles to the contrary, no business shall be conducted at the meeting except in accordance with the procedures set forth in this Article VII.

D.                                    The Chairman of the annual or special meeting of shareholders may, if the facts warrant, determine and declare to such meeting that a nomination or proposal was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting and the defective nomination or proposal shall be disregarded and laid over for action at the next succeeding adjourned, special or annual meeting of the shareholders taking place 30 days or more thereafter.  This provision shall not require the holding any adjourned or special meeting of shareholders for the purpose of considering such defective nomination or proposal.

ARTICLE VIII

Directors

A.                                   Number; Vacancies.  The number of directors of the Corporation shall be such number, not less than 9 nor more than 13 (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class), as shall be provided from time to time in or in accordance with the bylaws, provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director and no action shall be taken to decrease or increase the number of directors from time to time unless at least two-thirds of the directors then in office shall concur in said action.  Vacancies in the board of directors of the Corporation, however caused, and newly created directorships shall be filled by a vote of two-thirds of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires and when the director’s successor is elected and qualified.  Notwithstanding the foregoing, any increase or decrease in the number of directors greater than 30% must be effected by the shareholders of the Corporation.  Directors need not be residents of any particular state, country or other jurisdiction.

B.                                     Classified Board.  The board of directors of the Corporation shall be divided into three classes of directors, which shall be designated Class I, Class II and Class III.  The members of each class shall be elected for a term of three years and until their successors are elected and qualified.  Such classes shall be as nearly equal in number as the then total number of directors constituting the entire board of directors shall permit, with the terms of office of all members of one class expiring each year.  Should the number of directors not be equally divisible by three, the excess director or directors shall be assigned to Classes II or III as follows:  (i)  if there shall be an excess of one directorship over a number equally divisible by three, such extra directorate shall be classified in Class II; and (ii) if there be an excess of two directorships over a number equally divisible by three, one shall be classified in Class II and the other in Class III.  At the first annual meeting of shareholders, directors of Class I shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter.  At the second annual meeting of shareholders, directors of Class II shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter.  At the third annual meeting of shareholders, directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter.  Thereafter, at each succeeding annual meeting, directors of each class shall be elected for three year terms.  Notwithstanding the foregoing, the director whose term shall expire at any annual meeting shall continue to serve until such time as his successor shall have been duly elected and shall have qualified unless his position on the board of directors shall have been abolished by action taken to reduce the size of the board of directors prior to said meeting.

Should the number of directors of the Corporation be reduced, the directorship(s) eliminated shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph.  The board of directors shall designate, by the name of the incumbent(s), the position(s) to be abolished.  Notwithstanding the foregoing, no decrease in the number of directors shall have the effect of shortening the term of any incumbent director.  Should the number of directors of the Corporation be increased, the additional directorships shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph.

Whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the board of directors shall consist of said directors so elected in addition to the number of directors fixed as provided above in this Article VIII.  Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

ARTICLE IX

Removal of Directors

Notwithstanding any other provision of these Articles or the bylaws of the Corporation, any director or the entire board of directors of the Corporation may be removed only for cause by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose.  Notwithstanding the foregoing, if a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him.  Further, a director may not be removed if the number of votes sufficient to elect him under cumulative voting as provided in Article VI hereof is voted against his removal.

ARTICLE X

Acquisition of Capital Stock

For a period of five years from the effective date of the completion of the conversion of First Federal Financial Service Corporation (the “Bank”) from mutual to stock form, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Corporation.  This limitation shall not apply to the purchase of shares by underwriters in connection with a public offering.

In the event shares are acquired in violation of this Article X, all shares beneficially owned by any person in excess of 10% shall be considered “excess shares” and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the shareholders for a vote.

For purposes of this Article X, the following definitions apply:

(1)  The term “person” includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Corporation.

(2)  The term “offer” includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request for invitation for tenders of, a security or interest in a security for value.

(3)  The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

(4)  The term “acting in concert” means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangements, whether written or otherwise.

ARTICLE XI

Approval of Certain Business Combinations

Business combinations (as defined in Section 271B.12-200 of the Kentucky Revised Statutes) to which the Corporation is a party shall be governed by and subject to the provisions of Sections 271B.12-200 through 271B.12-230 of the Kentucky Revised Statutes, as the same may be amended from time to time.

ARTICLE XII

Evaluation of Business Combinations

In connection with the exercise of its judgment in determining what is in the best interests of the Corporation and of the shareholders, when evaluating a Business Combination (as defined in Section 271B.12-200 of the Kentucky Revised Statutes) or a tender or exchange offer, the board of directors of the Corporation shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred to connection with the acquisition, and other likely financial obligations of the acquiring person or entity, and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring person or entity and its or their management.

ARTICLE XIII

Elimination of Directors’ Liability

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of his duty as a director, provided that this Article XIII shall not eliminate liability of a director (i) for any transaction in which a director’s personal financial interest is in conflict with the financial interests of the Corporation or its shareholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any vote for or assent to an unlawful distribution to shareholders as prohibited by Section 271.8-330 of the Kentucky Revised Statutes, or (iv) for any transaction from which a director derived an improper personal benefit.  If the Kentucky Business Corporation Act is amended after the effective date of these Articles to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Kentucky Business corporation Act, as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XIV

Indemnification

(a)  Except as provided in subsection (b) hereof, the Corporation shall indemnify a director who is made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (“proceeding”), because he is or was a director against liability incurred in such proceeding if he conducted himself in good faith and he reasonably believed, (i) in the case of conduct in his official capacity with the Corporation, that his conduct was in the Corporation’s best interest and in all other cases, that his conduct was at least not opposed to its best interests; and (ii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

The Corporation shall further indemnify any director and any officer who is not a director who was wholly successful, on the merits or otherwise, in the defense of any proceedings to which he was a party because he is or was a director of the Corporation against reasonable expenses incurred by him in connection with the proceeding.

(b)  The Corporation shall not indemnify a director in connection with a proceeding by or in the right of the Corporation in which the director was adjudged liable to the Corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

(c)  The Corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if (i) the director furnishes the Corporation a written affirmation of his good faith belief that he has met the standard of conduct set for in subsection (a) hereof, (2) he provides the Corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he is not entitled to indemnification, and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article XIV.

(d)  The Corporation may not indemnify a director hereunder unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard set forth in subsection (a) hereof.  the determination shall be made:

(1)  By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceedings;

(2)  If a quorum cannot be obtained under (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

(3)  By independent special legal counsel;

(A)  Selected by the board of directors or its committee in the manner prescribed in paragraphs (1) or (2) of this subsection (d); or

(B)  If a quorum of the board of directors cannot be obtained under paragraph (1) and a committee cannot be designated under paragraph (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

(4)  By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

(e)  Authorization of indemnification and evaluation that indemnification is permissible shall be made in the same manner as the determination that indemnification is permissible, except that, if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under paragraph (3) of subsection (d) hereof to select counsel.

(f)  The Corporation may indemnify and advance expenses to an officer, employee or agent of the Corporation who is not a director to the same extent as a director hereunder.

(g)  The Corporation may purchase and maintain insurance on behalf of an indivdiual who is or was a director, officer, employee, or agent of the Corporation, or who while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify him against the same liability hereunder.

ARTICLE XV

Amendment of Bylaws

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.  Notwithstanding any other provision of these Articles or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), the bylaws shall not be made, repealed, altered, amended or rescinded by the shareholders of the Corporation except by the vote of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting), or, as set forth above, by the board of directors.  Notwithstanding the foregoing, a bylaw fixing a greater quorum or voting requirement for the board of directors may be amended or repealed, if originally adopted by the shareholders, only by the shareholders.  Further, action by the board of directors amending a bylaw to fix a greater quorum or voting requirement for the board of directors shall meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirement then in effect or proposed to be adopted, whichever is greater.

ARTICLE XVI

Amendment of Articles of Incorporation

The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in these Articles in the manner now or hereafter  prescribed by law, and all rights conferred on shareholders herein are granted subject to this reservation.  Notwithstanding the foregoing, the provisions set forth in Articles VI (excluding Article VI(C)) VII, VIII, IX, X, XI, XII, XIII, XIV and XV and this Article XVI of these Articles may not be repealed, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of the shareholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescissions included in the notice of such meeting).

ARTICLE XVII

Incorporator

The name and mailing address of the incorporator is as follows:

Name	Mailing Address
Larry W. Logsdon	202 West Dixie Avenue
Elizabethtown, Kentucky 42701

4.                                       The foregoing amendments do not provide for an exchange, reclassification or cancellation of issued shares of the Corporation.

5.                                       The amendment to Article I was adopted by holders of the Corporation’s capital common stock (the “Common Stock”), the Corporation’s sole class of issued and outstanding shares, at the Corporation’s 2004 Annual Meeting of Shareholders (the “2004 Annual Meeting”) on May 12, 2004.  There were 3,705,437.683 shares of Common Stock issued, outstanding and entitled to vote at the 2004 Annual Meeting, of which 2,713,369.852 shares of Common Stock were indisputably represented at the 2004 Annual Meeting.  The total number of  undisputed votes cast for the amendment was 2,643,377.581 and was sufficient for approval by the shareholders.

6.                                       The other amendments to the Corporation’s Articles of Incorporation were adopted by the Board of Directors, pursuant to KRS 271B.10-020, on May 12, 2004, and did not require shareholder approval.

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Executed this 12th day of May, 2004 by the President and Chief Executive Officer of the Corporation.

/s/ B. Keith Johnson
B. Keith Johnson,
President and Chief Executive Officer